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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                                  ABATIX CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                           (Title of Class Securities)


                                    002564102
                      ------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |X|  Rule 13d-1(b)

        |_|  Rule 13d-1(c)

        |_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 10 Pages

...................................
CUSIP No.  002564102
...................................

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
1
         MicroCapital LLC
         13-4103993

--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

2        (A) |X|

         (B) |_|

--------------------------------------------------------------------------------
         SEC USE ONLY

3
--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION

4        Delaware

--------------------------------------------------------------------------------

                           SOLE VOTING POWER
                     5

                    ------------------------------------------------------------

                           SHARED VOTING POWER
     NUMBER OF       6
      SHARES               145,709
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY
       EACH                SOLE DISPOSITIVE POWER
     REPORTING       7
    PERSON WITH
                    ------------------------------------------------------------

                           SHARED DISPOSITIVE POWER
                     8
                           145,709
--------------------------------------------------------------------------------

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         145,709
--------------------------------------------------------------------------------

         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10       (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11       8.50%
--------------------------------------------------------------------------------

         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12       IA
--------------------------------------------------------------------------------

                                                              Page 3 of 10 Pages

...................................
CUSIP No.  002564102
...................................

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS.
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Ian P. Ellis

--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

2        (A) |X|

         (B) |_|

--------------------------------------------------------------------------------
         SEC USE ONLY

3
--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION

4        U.K.

--------------------------------------------------------------------------------

                           SOLE VOTING POWER
                     5

                    ------------------------------------------------------------

                           SHARED VOTING POWER
     NUMBER OF       6
      SHARES               145,709
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY
       EACH                SOLE DISPOSITIVE POWER
     REPORTING       7
    PERSON WITH
                    ------------------------------------------------------------

                           SHARED DISPOSITIVE POWER
                     8
                           145,709
--------------------------------------------------------------------------------

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         145,709
--------------------------------------------------------------------------------

         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10       (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11       8.50%
--------------------------------------------------------------------------------

         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12       IN, HC
--------------------------------------------------------------------------------

                                                              Page 4 of 10 Pages

...................................
CUSIP No.  002564102
...................................

--------------------------------------------------------------------------------
        NAME OF REPORTING PERSONS.
1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        MicroCapital Fund LP
        52-2286453

-------------------------------------------------------------------------------
        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

2       (A) |X|

        (B) |_|

-------------------------------------------------------------------------------
        SEC USE ONLY

3
-------------------------------------------------------------------------------
        CITIZENSHIP OR PLACE OF ORGANIZATION

4        Delaware

--------------------------------------------------------------------------------

                           SOLE VOTING POWER
                     5

                    ------------------------------------------------------------

                           SHARED VOTING POWER
     NUMBER OF       6
      SHARES               90,000
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY
       EACH                SOLE DISPOSITIVE POWER
     REPORTING       7
    PERSON WITH
                    ------------------------------------------------------------

                           SHARED DISPOSITIVE POWER
                     8
                           90,000
--------------------------------------------------------------------------------

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         90,000
--------------------------------------------------------------------------------

         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10       (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11       5.26%
--------------------------------------------------------------------------------

         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12       PN
--------------------------------------------------------------------------------

                                                              Page 5 of 10 Pages

...................................
CUSIP No.  002564102
...................................

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSONS.
1        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         MicroCapital Fund Ltd.

--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

2        (A) |X|

         (B) |_|

--------------------------------------------------------------------------------
         SEC USE ONLY

3
--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION

4         Cayman Islands

--------------------------------------------------------------------------------

                           SOLE VOTING POWER
                     5

                    ------------------------------------------------------------

                           SHARED VOTING POWER
     NUMBER OF       6
      SHARES               55,709
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY
       EACH                SOLE DISPOSITIVE POWER
     REPORTING       7
    PERSON WITH
                    ------------------------------------------------------------

                           SHARED DISPOSITIVE POWER
                     8
                           55,709
--------------------------------------------------------------------------------

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         55,709
--------------------------------------------------------------------------------

         CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10       (SEE INSTRUCTIONS)


--------------------------------------------------------------------------------

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11       3.26%
--------------------------------------------------------------------------------

         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12       CO
--------------------------------------------------------------------------------

                                                              Page 6 of 10 Pages



Item 1.

      (a)  Name of Issuer

           Abatix Corp.


      (b)  Address of Issuer's Principal Executive Offices

           8201 Eastpoint Drive
           Suite 500
           Dallas, Texas 75227


Item 2.

      (a)  Name of Person Filing

           This statement is being filed by (i) MicroCapital LLC, a Delaware limited liability company and registered investment adviser ("IA"),
           (ii) Ian P. Ellis ("Managing Member"), (iii) MicroCapital Fund LP, and (iv) MicroCapital Fund Ltd. Managing Member controls IA by virtue of Managing Member's position as managing member and majority owner of IA.

           IA's beneficial ownership of the Common Stock is direct as a result of IA's discretionary authority to buy, sell, and vote shares of such Common Stock for its investment advisory clients. Managing Member's beneficial ownership of Common Stock is indirect as a result of Managing Member's ownership and management of IA. The beneficial ownership of Managing Member is reported solely because Rules 13d-1(a) and (b) under the Securities Exchange Act of 1934, as amended, require any person who is "directly or indirectly" the beneficial owner of more than five percent of any equity security of a specified class to file a Schedule 13G. The answers in blocks 6, 8, 9 and 11 above and the response to item 4 by Managing Member are given on the basis of the "indirect" beneficial ownership referred to in such Rule, based on the direct beneficial ownership of Common Stock by IA and the relationship of Managing Member to IA referred to above.

           Information with respect to each Reporting Person is given solely by the respective Reporting Person, and no Reporting Person undertakes hereby any responsibility for the accuracy or completeness or such information concerning any other Reporting Person.

      (b)  Address of Principal Business office or, if None, Residence

           IA's principal business office is located at:
           201 Post Street, Suite 1001, San Francisco, CA 94108

           Managing Member's principal business office is located at:
           201 Post Street, Suite 1001, San Francisco, CA 94108

                                                              Page 7 of 10 Pages



           MicroCapital Fund LP's principal business office is located at:
           201 Post Street, Suite 1001, San Francisco, CA 94108

           MicroCapital Fund Ltd.'s principal business office is located at: c/o Citco Fund Services (Curacao) N.V., Kaya Flamboyan 9, Curacao, Netherland Antilles

      (c)  Citizenship

           Item 4 of each cover page is incorporated by reference

      (d)  Title of Class Securities

           Common Stock, Par Value $0.001 Per Share

      (e)  CUSIP Number

           002564102

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

                (a)    |_|    Broker or dealer registered under section 15 of
                              the Act (15 U.S.C. 78o).

                (b)    |_|    Bank as defined in section 3(a)(6) of the Act
                              (15 U.S.C. 78c).

                (c)    |_|    Insurance company as defined in section 3(a)(19)
                              of the Act (15 U.S.C. 78c).

                (d)    |_|    Investment company registered under section 8 of
                              the Investment Company Act (15 U.S.C. 80a-8).

                (e)    |X|    An investment adviser in accordance with Section
                              240.13d-1(b)(1)(ii)(E).

                (f)    |_|    An employee benefit plan or endowment fund in
                              accordance with Section 240.13d-1(b)(ii)(F).

                (g)    |_|    A parent holding company or control person in
                              accordance with Section 240.13d-1(b)(1)(ii)(G).

                (h)    |_|    A savings association as defined in Section 3(b)
                              of the Federal Deposit Insurance Act (12 U.S.C.
                              1813).

                (i)    |_|    A church plan that is excluded from the
                              definition of an investment company under
                              section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                (j)    |_|    Group in accordance with Section
                              240.13d-1(b)(ii)(J).

Item 4.    Ownership

           Common Stock:

                 Items 5-9 and 11 of each cover sheet are incorporated by reference.

Item 5.    Ownership of Five Percent or Less of a Class.

                                                              Page 8 of 10 Pages



           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following |_|

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           IA, a registered investment adviser, and Managing Member, the majority owner and managing member of IA, have the right or the power to direct the receipt of dividends from Common Stock, and to direct the receipt of proceeds from the sale of Common Stock to IA's investment advisory clients. MicroCapital Fund LP owns more than 5% of the Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

           Not Applicable

Item 8.    Identification and Classification of Members of the Group.
           See Exhibit A

Item 9.    Notice of Dissolution of Group.
           Not Applicable

Item 10.   Certification:

           (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held I the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
Date:  February 24, 2004
                                    MICROCAPITAL LLC

                                    /s/ Ian P. Ellis
                                    --------------------------------------------
                                    Ian P. Ellis, Managing Member

                                    IAN P. ELLIS

                                    /s/ Ian P. Ellis
                                    --------------------------------------------
                                    Ian P. Ellis

                                                              Page 9 of 10 Pages



                                    MICROCAPITAL FUND LP

                                    /s/ Ian P. Ellis
                                    --------------------------------------------
                                    Ian P. Ellis, Managing Member, Investment
                                    Adviser

                                    MICROCAPITAL FUND LTD.

                                    /s/ Ian P. Ellis
                                    --------------------------------------------
                                    Ian P. Ellis, Managing Member, Investment
                                    Adviser

                                                             Page 10 of 10 Pages



                                    EXHIBIT A
                                            -

            Identification and Classification of Members of the Group
            ---------------------------------------------------------


Pursuant to Rule 13d-1(b)(1)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, the members of the group making this joint filing are identified and classified as follows:

                    Name                                 Classification
                    ----                                 --------------

MicroCapital LLC                           A Delaware limited liability company,
                                           Investment Adviser

Ian P. Ellis                               Individual, control person of
                                           MicroCapital LLC

MicroCapital LP                            A Delaware limited partnership

MicroCapital Ltd.                          A Cayman Islands company